As filed with the United States Securities and Exchange Commission on October 10, 2017

Registration No. 333-202622

Registration No. 333-33926

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT  NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-202622

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-33926

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WEST CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	47-0777362
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11808 Miracle Hills Drive

Omaha, Nebraska 68154

(402) 963-1200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David C. Mussman

Executive Vice President, Secretary and General Counsel

West Corporation

11808 Miracle Hills Drive

Omaha, Nebraska 68154

(402) 963-1200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following registration statements of West Corporation (f/k/a West TeleServices Corporation), a Delaware corporation (the “Registrant”), on Form S-3 (the “Registration Statements”) filed by the Registrant with the Securities and Exchange Commission (the “SEC”):

•	Registration Statement No. 333-202622, registering an indeterminate amount and number of common stock of West Corporation, $0.001 par value per share, which registration statement was filed with the SEC on March 9, 2015.

•	Registration Statement No. 333-33926, registering 4,500,000 shares of common stock of West TeleServices Corporation, $0.01 par value per share, which registration statement was filed with the SEC on April 3, 2000, as amended by Amendment No. 1 filed with the SEC on April 11, 2000, as further amended by Amendment No. 2 filed with the SEC on April 27, 2000.

On October 10, 2017, pursuant to that certain Agreement and Plan of Merger, dated as of May 9, 2017 (the “Merger Agreement”), by and among the Registrant, Mount Olympus Holdings, Inc., a Delaware corporation (“Parent”), Olympus Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent, the Registrant became a wholly-owned subsidiary of Parent.

As a result of the transactions contemplated by the Merger Agreement, the Registrant has terminated all offerings of the Registrant’s securities pursuant to the Registration Statements.

Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statements and, in accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Registrant that had been registered for issuance but remain unsold under the Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on this 10th day of October, 2017. No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

WEST CORPORATION

By:	/s/ Jan D. Madsen
Name: Jan D. Madsen
Title: Chief Financial Officer